Exhibit 99.1

Contacts: Investors and Analysts Tim Leveridge T +01 404.676.7563 Media Petro Kacur T +01 404.676.2683 press@coca-cola.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

MARC BOLLAND AND DAVID WEINBERG ELECTED TO THE COCA-COLA COMPANY BOARD OF DIRECTORS

ATLANTA, Dec. 11, 2014 — The Board of Directors of The Coca-Cola Company today elected Marc Bolland and David Weinberg as Directors of the Company, effective Feb. 18, 2015.

Marc Bolland, 55, is CEO of retailer Marks & Spencer Group PLC. Since becoming CEO at Marks & Spencer in 2010, Bolland has led an ongoing program to transform the company from a traditional British retailer to an international, multi-channel retailer. Bolland served as the chief operating officer of Heineken International NV, one of the world’s largest brewers, and held numerous other international management positions in the course of a 20-year career there. He also served as CEO of Morrisons, a leading supermarket chain and retail conglomerate in the United Kingdom from 2006 through 2010. Originally from the Netherlands, he received a bachelor’s degree from the Hotelschool The Hague, and then obtained an honors degree and an MBA at the University of Groningen.

David B. Weinberg, 62, is Chairman and CEO of Judd Enterprises, Inc., a private, investment-management office with interests in a variety of asset classes. He is also president of Digital BandWidth LLC, a private, early-stage communications technology investment firm. From September 1989 until June 1996, Weinberg was a partner in the corporate, securities, and investment-management practice of the law firm of Mayer, Brown & Platt. He serves as Vice-Chair of the Board of Trustees of Northwestern University, and is a member of the Council on Foreign Relations. Weinberg earned an A.B. degree cum laude in Government from Harvard College and a J.D.

degree from the Georgetown University Law Center, where he was an editor of the Journal of Law & Policy in International Business.

“Both Marc and David bring valuable perspectives to our business,” said Muhtar Kent, Chairman and CEO, The Coca-Cola Company.  “Marc has extensive international experience in growing global consumer brands, as well as significant retail expertise.  And David’s deep financial expertise, experience with regulatory requirements and entrepreneurial background will be valuable for our Board.  We welcome Marc and David to the Board and look forward to benefiting from their wisdom and counsel.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle.  Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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